Dun Glen Prospect

Pershing County, Nevada

     E.L. “Buster” Hunsaker III

Scoonover Exploration, LLC

     P.O. Box 2021

 Elko, Nevada 89803

hunsinc@rabbitbrush.com

(775) 934-7484

SUMMARY

The Dun Glen Prospect covers a north trending structural zone within the Sierra gold district in Pershing County, Nevada. High-grade vein mineralization is strongly indicated by rock chip sample results with numerous + .5 oz Au/ton rock chip samples and visible gold noted both on the surface and during drilling. Historic and modern placer mining downstream from the prospect also indicates the high-grade nature of the area.

At least two and possibly three vein zones have up to 7000 feet of strike length and the down dip component is unexplored. Historic mining never reached below the water table and was limited to less than 200 feet depth. The recent drilling attempt by Newmont was the first modern exploration employed in the Dun Glen area however, it was unable to test the down-dip portion of the vein in 4 of 5 holes attempted (due to mechanical problems). Nonetheless gold was encountered in the hanging wall, above the vein in each hole (up to 1.1 ppm/.03 oz Au/ton). The Dun Glen Prospect has good exploration potential for high-grade ore bodies with the possibility to reach or exceed a total of 1 million ounces.

LOCATION AND HISTORY

The Gus Prospect is located in the Sierra (Dun Glen or Chafey) district in Dun Glen Canyon on the west flanks of the East Range. Access to the area is by I-80 to the Mill City exit, thence about eight miles toward the northeast to the town site of Dun Glen. The claim block is currently comprised of 12 unpatented lode claims covering portions of sections 11, 12, 13, and 14, T33N/R36E, in Pershing County, Nevada.

Historic production as reported by Johnson (1977) and Ransome (1908) indicate at least 50,000 ounces of gold was produced from one to eight (8) foot wide veins that carried visible gold, silver, galena, and sphalerite. Lode production came in two phases; during the 1860’s silver boom in Nevada (1862-1880), and in the early 1900’s when lessors worked the Black Hole-Monroe area for gold.

Unpublished mine records indicate the Auld Lang Syne produced approximately 35,000 ounces of gold from 15 to 20 thousand tons. Records indicate workings did not go deeper than 200 feet below the surface. At least $4 million (>200,000 oz) of placer gold was produced prior to 1900 from placers throughout the Sierra District.

WORK COMPLETED

Geologic mapping and sampling of the area outlines a mesothermal vein with 7000 feet of strike length and widths ranging up to 8 feet with significant zones averaging 3 to 4 feet wide. Surface exposures are traceable for up to 3000 feet. Sampling of dumps, prospects and outcrops returned up to 2.254 oz Au/ton and 29.8 oz Ag/ton in the Monroe and Black Hole area, as well as numerous 1.0 oz Au/ton samples. From 157 rock samples, gold averaged 1935 pbb and silver averaged 15.6 ppm.

Prior to the limited drilling by Newmont, (after obtaining the property through the purchase of Franco-Nevada) no significant (trenching or drilling) exploration activity had occurred. Franco-Nevada acquired a lease option on the property at the behest of Ken Snyder and before the drilling occurred Franco-Nevada was purchased by Newmont. Snyder was able to plan six holes under the auspices of Newmont; they only completed five holes with only one of those five reaching the target (see attached summaries).

Snyder’s conclusion from the drilling was “The Dun Glen drilling program was a near-total failure with only one hole out of five completed satisfactorily. I am, nevertheless, more confident in the merits of the Dun Glen project area than ever.”

GEOLOGY

Published mapping (Johnson, 1977) shows a northeast striking west dipping sequence of Triassic rocks. From bottom to top this includes the Koipato Group, Natchez Pass Formation, and Grass Valley Formation. Major northeast trending faults and minor thrust faults are also shown.

Reconnaissance mapping shows a similar setting. The Koipato Group rocks look like Weaver Rhyolite. The overlying siltstone/shale is either a unit of the Weaver Rhyolite or part of the Natchez Pass

Formation. Limestone overlays the siltstone/shale and is probably the Natchez Pass. The Grass Valley Formation lies immediately west of the claim block.

The major vein zone appears mesothermal and is characterized by white milky quartz, with multistage silicification, brecciation, and open space growth of quartz crystals. Exposures in caved stopes and adits show the veins ranged up to 8 feet wide. Some veins have clay along the footwall or hanging wall. Vein zones commonly occur along the margins of mafic dikes. The vein zones are vertical to east and northeast dipping.

Mineralization has historically been restricted to the quartz veins and reportedly included free gold, silver, galena, and sphalerite.

TARGET CONCEPTS

Surface mapping and sampling combined with historic mining records suggest good potential for additional high-grade zones along the veins and with depth below stopes mined earlier. These targets are high-grade (+1.0 oz Au/ton) zones. No modern exploration has been completed within this area and at least 7000 feet of strike length is prospective. Target concepts suggest high grade that could be mined by underground methods.

As shown on the Conceptual Cross Section the historically productive portion of the veins seems to occur in the Weaver Rhyolite. This mineralization was only pursued to the water table and all workings are reportedly less than 200 feet below the surface. The down dip portions of the veins present a very likely target for additional high-grade. In addition, the historically productive veins have not been explored along the strike length or at any of the major fault intersections.